EXHIBIT 99.1

Press Release for Immediate Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 865-1053

MIDWEST BANC REPORTS FIRST QUARTER EARNINGS

•	Lower earning asset yields and trading losses caused a decline in earnings.

•	Company expects stronger loan volume will increase earnings in future quarters.

•	Nonperforming loans decreased in first quarter.

•	Balance sheet is positioned to benefit from rising interest rates and to fund accelerated loan growth.

(Melrose Park, IL – April 30, 2004). Midwest Banc Holdings, Inc. (NASDAQ: MBHI), announced today that earnings decreased 24.5% in the first quarter ended March 31, 2004, due primarily to lower yields on earning assets and trading losses of $1,832,000 as the Company repositioned its balance sheet for an anticipated rising interest rate environment.

Management of the community-based bank holding company announced plans to more aggressively pursue loan business development initiatives in an effort to increase earnings. Historically, the Company has had a relatively higher percentage of its earning assets invested in securities, rather than loans, when compared with peer bank holding companies. At December 31, 2003, loans comprised 52.4% of the Company’s earning assets, versus an average of 68-70% for its bank holding companies peer group. At March 31, 2004, loans as a percentage of earning assets were 55.1%.

“In anticipation of higher interest rates in 2004, we repositioned our balance sheet to protect our longer-term profitability,” said Brad A. Luecke, President and Chief Executive Officer. “As a result, we reduced exposure to longer-term securities and maintained a substantial amount of cash in very short-term investments during the first quarter. We reduced our securities investment portfolio by 19.1% from $852.2 million at December 31, 2003 to $689.8 million at March 31, 2004. At the same time, we have made a commitment to increase the ratio of loans to total earning assets closer to peer levels during the next 12-18 months. We have become more aggressive in pricing new loans and anticipate strong growth in this asset category, with an increase in return on assets, as the year progresses.”

Net Income and Earnings Per Share

Net income was $4,825,000 for the three months ended March 31, 2004 compared to $6,394,000 for the three months ended March 31, 2003. Basic earnings per share for the three months ended March 31, 2004 was $0.27 compared to $0.36 for the similar period of 2003. Diluted earnings per share for the three months ended March 31, 2004 was $0.26 compared to $0.35 for the similar period of 2003. The return on average assets for the first quarter of 2004 was 0.85% compared to 1.19% for the prior year period. The return on average equity was 13.45% for the first quarter in 2004 compared to 17.70% for the same period in 2003.

Net Interest Margin

Net interest income decreased $2,799,000, to $14,167,000 in the first quarter of 2004 compared to $16,966,000 for the similar period in 2003. The net interest margin was 2.84% for the first quarter of 2004 compared to 3.45% for the first quarter of 2003 as a result of yields on earning assets decreasing to a greater extent than average rates paid on interest-bearing deposits and borrowings.

During the first quarter of 2004, the Company held $197.0 million in cash equivalents, which earned, on average, 94 basis points. Consistent with the investment strategy adopted during 2003, the Company further reduced its holdings in mortgage-backed securities by $45.6 million during the first quarter of 2004. As yields remained at historic lows during the quarter, the Company liquidated another $195.9 million of securities to record gains at current market levels and planned on reinvesting in shorter duration securities and higher yielding loans. The anticipated increase in interest rates did not occur by quarter-end, and the Company decided to invest cautiously under current market conditions to protect its longer-term profitability and reduce any adverse impact of any mark-to-market adjustments on its capital base in the future.

The Company has adopted new more aggressive pricing strategies to reposition its assets toward a heavier concentration of loans, a move that has attracted considerable customer attention in the past several months.

“Our past corporate commitment to strong pricing discipline on loans served us well on some levels, but we bypassed many profitable and high-quality lending opportunities as a result of this strategy,” Luecke noted. “We have made a strategic decision to adopt more competitive loan pricing levels, and we are backing up that strategy with the hiring of new senior lending officers and support staff. We will also support our business development activities with expanded marketing efforts to increase our visibility in highly competitive markets.”

Luecke indicated the initial results of the new pricing strategy and business development efforts are encouraging: “Already, we are seeing a significant increase in the Company’s loan origination pipeline. New loan commitments have increased substantially in April.” Since March 31, 2004, the Company’s loan pipeline has grown with $44.1 million of additional loans commitments. Luecke said: “Of course, not all commitments are transformed into loans and loan growth will also be affected by existing loans which are paid off during the course of the year. Overall, we expect to realize loan growth in the 7-11% range through the end of the year.”

“It’s also important to note that we have made an investment in additional staff to analyze, review, and oversee the quality of our loan portfolio,” Luecke added. “We are committed both to expanded loan levels and a high-quality asset base.”

The Company anticipates a moderate improvement in net interest margin as the year progresses. Primary factors include the impact of the redeployment of its short-term securities position, higher loan volumes and continued benefit of interest rate swaps related to high interest rate FHLB advances.

First Quarter Other Income

Other income, excluding gains on securities transactions, decreased 72.8% to $1,077,000 for the first quarter of 2004 from $3,960,000 a year ago primarily due to the trading losses discussed below. The ratio of other income, excluding gains on securities transactions and trading losses, to average assets was 0.19% for the three months ended March 31, 2004 compared to 0.73% for the same period in 2003.

Service charges on deposits were $1,436,000 for the three months ended March 31, 2004 compared to $1,467,000 for the same period in 2003. Insurance and brokerage commissions increased 5.9% or $27,000 to $485,000 for the quarter ended March 31, 2004. The increase in cash surrender value of life insurance increased 80.2% or $206,000 to $463,000 during the first quarter of 2004 compared to the similar period of 2003.

The Company recorded gains on securities transactions of $2,866,000 for the first three months of 2004, up from $102,000 in the same period of 2003 due to sales made to reposition its investment portfolio.

Option fee income included in trading losses increased $728,000 for the quarter ended March 31, 2004 to $1,725,000 compared to $997,000 for the similar period in 2003. Option fees are part of management’s ongoing strategy to manage risk in the securities portfolio and take advantage of favorable market conditions. Management has effectively used the proceeds from selling covered call and put options to offset net interest margin compression and has administered such sales in a coordinated process with the Company’s overall asset/liability management. Management is poised to adjust its option strategy when interest rates increase or decrease.

Also included in trading losses was a $3,557,000 loss in the first quarter of 2004. This loss resulted from a futures position used as a strategy designed to benefit the Company for relatively constant or rising interest rates. The objectives of this strategy were not realized. The sharp decline in long-term U.S. Treasury yields during March 2004 unfavorably impacted the position resulting in the above-mentioned loss.

Net Overhead Ratio

Other expenses increased 2.4% to $11,041,000 in the first quarter of 2004 from $10,783,000 for the same period in 2003, while the ratio of other expenses to average assets declined slightly to 1.95% from 2.00%. Salary and benefit expenses increased 7.1% to $6.5 million in the first quarter from $6.1 million a year earlier, largely due to increased full-time staff positions, enhanced benefit programs, and increased health insurance costs.

Occupancy expenses decreased 3.9% to $1,692,000 during the first quarter of 2004 compared to $1,761,000 for the comparable period in 2003.

Professional services expense decreased 25.8% to $881,000 for the first quarter of 2004 compared to $1,188,000 for the first quarter of 2003. These expenses were relatively high in the 2003 period, due to the BFFC acquisition and loan workout situations.

The ratio of net overhead expense to average assets increased from 1.27% in the first quarter in 2003 to 1.76% for the first quarter of 2004. The increase in the net overhead ratio was due primarily to trading losses during the first quarter of 2004. The Company’s efficiency ratio rose to 66.97% for the three months ended March 31, 2004 compared to 48.38% for the same period in 2003. The increase in the efficiency ratio was due primarily to the decrease in net interest income on a fully tax-equivalent basis and trading losses during the quarter.

Balance Sheet Trends

Total assets were $2.3 billion at March 31, 2004 and at December 31, 2003. Total average earning assets increased by $36.2 million to $2.1 billion at March 31, 2004 compared to December 31, 2003. Loans were $1.1 billion at March 31, 2004 and at December 31, 2003. The decrease in loans was due to loan repayments resulting from the successful completion of specific construction projects in early 2004. In addition, new net loan growth was affected by a corporate commitment to tighter credit standards and pricing disciplines applied to commercial and commercial real estate loans to protect long-term profitability. During the first quarter of 2004, management has implemented a more aggressive loan pricing structure in efforts to increase loan volume.

Total deposits were $1.6 billion at March 31, 2004 and at December 31, 2003. Non-interest-bearing deposits declined 3.5% to $155.1 million from $160.7 million, while interest-bearing deposits decreased 0.5% to $1.4 billion at March 31, 2004.

Core deposits, excluding certificates of deposits under $100,000, increased 0.4% to $710.8 million at March 31, 2004 from $708.1 million at December 31, 2003. Certificates of deposit under $100,000 increased 3.5% or $26.1 million to $765.5 million at March 31, 2004. Certificates of deposit over $100,000 and public funds decreased $41.3 million or 29.7% to $97.6 million at March 31, 2004 from $139.0 million at December 31, 2003. The majority of the decrease was a result of brokered certificates of deposit and public fund maturities which were allowed to run-off. The Company’s marketing efforts focused on core and time deposit account growth in its retail markets, reducing the need to rely on public funds and brokered certificates of deposit.

Asset Quality and Nonperforming Loans

The allowance for loan losses was $15.9 million, or 1.48%, of total loans at March 31, 2004 compared to $15.7 million or 1.45% of total loans at December 31, 2003.

The provision for loan losses was $756,000 for the three months ended March 31, 2004 compared to $990,000 for the three months ended March 31, 2003. Net charge-offs for the three months ended March 31, 2004 were $591,000 compared to $296,000 for the three months ended March 31, 2003. The net charge-off percentage to average loans was 0.22% and 0.10% at March 31, 2004 and March 31, 2003, respectively.

The allowance for loan losses to nonperforming loans ratio was 1.08x and 1.00x at March 31, 2004 and December 31, 2003, respectively. Nonperforming loans were $14.7 million and $15.7 million at March 31, 2004 and December 31, 2003, respectively. The nonperforming loans to total loans ratio for these two time periods was 1.37% and 1.45%, respectively. The nonperforming assets to total assets ratio was 0.96% and 1.00% for March 31, 2004 and December 31, 2003, respectively.

Management expects further reductions in nonperforming loans in the second quarter and throughout 2004 as specific loan workout situations are resolved and outstanding loan balances are collected. Nonperforming loan to total loan ratios are expected to decrease during the next several quarters and move closer to peer group levels. The allowance for loan coverage ratio is expected to improve further during 2004.

Other real estate owned increased 0.5% to $7.0 million at March 31, 2004 from $6.9 million at December 31, 2003. Included in other real estate owned is one property recently appraised to have a fair market value of $6.5 million. The Company will continue the development and has engaged a well established construction contractor to complete the development in the next two years. The Company is encouraged with the progress to date and believes it will lead eventually to the full recovery of its investment.

Other Matters

On March 15, 2004, the Company and Midwest Bank and Trust Company (“Bank”) entered into a written agreement with the Federal Reserve Bank of Chicago and the State of Illinois, Office of Banks and Real Estate. The written agreement outlines a series of steps to address and strengthen the Company’s risk management practices. These steps include third-party reviews and the submission of written plans in a number of areas. These areas include the Company’s and the Bank’s boards of directors and management; corporate governance; internal controls; risk management; lending and credit, including allowance for loan and lease losses and loan review; and loan policies and procedures. The agreement requires submission of written plans, programs, policies, and procedures to the regulators for review and approval within specified time frames. The agreement does not relate to the financial condition, capital, earnings, or liquidity of the Company and the Bank.

The 2004 annual regulatory examination began in late March and is expected to be completed in the near future. A written report is expected later in the second quarter and the Board and management are confident that progress will be noted in many of the areas addressed in the previous examination.

The Securities and Exchange Commission has opened an inquiry in connection with the Company’s September 30, 2002 restatement. The Company is cooperating fully with the SEC on this matter.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

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This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
INCOME STATEMENT SUMMARY AND PER SHARE DATA
(In thousands, except per share data)

	Three Months Ended
	March 31,		2003-2004 Comparison
	2004	2003	$ Change	% Change
Interest income	$26,093	$29,982	$(3,889)	-13.0%
Interest expense	11,926	13,016	(1,090)	-8.4%

Net interest income	14,167	16,966	(2,799)	-16.5%
Provision for loan losses	756	990	(234)	-23.6%
Other income	1,077	3,960	(2,883)	-72.8%
Net gains on securities transactions	2,866	102	2,764	2,709.8%
Other expenses	11,041	10,783	258	2.4%

Income before income taxes	6,313	9,255	(2,942)	-31.8%
Provision for income taxes	1,488	2,861	(1,373)	-48.0%

Net income	$4,825	$6,394	$(1,569)	-24.5%

Basic earnings per share	$0.27	$0.36	$(0.09)	-25.0%

Diluted earnings per share	$0.26	$0.35	$(0.09)	-25.7%

Cash dividends declared	$0.12	$0.10	$0.02	20.0%

	Three Months Ended		Quarter to Quarter Comparison
	March 31,	December 31,
	2004	2003	$ Change	% Change
Interest income	$26,093	$27,384	$(1,291)	-4.7%
Interest expense	11,926	11,775	151	1.3%

Net interest income	14,167	15,609	(1,442)	9.2%
Provision for loan losses	756	717	39	5.4%
Other income	1,077	3,676	(2,599)	-70.7%
Net gains on securities transactions	2,866	1,619	1,247	77.0%
Other expenses	11,041	11,375	(334)	-2.9%

Income before income taxes	6,313	8,812	(2,499)	-28.4%
Provision for income taxes	1,488	2,499	(1,011)	-40.5%

Net income	$4,825	$6,313	$(1,488)	-23.6%

Basic earnings per share	$0.27	$0.35	$(0.08)	-22.9%

Diluted earnings per share	$0.26	$0.34	$(0.08)	-23.5%

Cash dividends declared	$0.12	$0.12	$0.00	0.0%

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Three Months Ended
	March 31,				December 31,
	2004		2003		2003
Income Statement Data:
Net income	$4,825		$6,394		$6,313
Net overhead expense to average assets (1)(2)	1.76%		1.27%		1.36%
Efficiency ratio (2)(3)(7)	66.97		48.38		52.00
Other income to average assets	0.19		0.73		0.65
Other expense to average assets	1.95		2.00		2.01
Per Share Data (3):
Earnings per share (basic)	$0.27		$0.36		$0.35
Earnings per share (diluted)	0.26		0.35		0.34
Cash dividends declared	0.12		0.10		0.12
Book value at end of period	8.01		8.71		8.01
Tangible book value at end of period	7.76		8.36		7.77
Stock price at end of period	23.66		18.22		22.26
Average stock price	23.72		19.46		22.82
Selected Financial Ratios:
Return on average assets (4)	0.85%		1.19%		1.11%
Return on average equity (5)	13.45		17.70		17.72
Dividend payout	44.43		27.84		33.95
Loan to deposit	68.33		73.93		68.16
Average equity to average assets	6.33		6.70		6.28
Capital to assets	6.35		6.95		6.32
Tangible capital to assets	6.15		6.74		6.13
Tier I capital to risk-weighted assets	13.22		12.30		13.68
Tier II capital to risk-weighted assets	14.43		13.40		14.74
Net interest margin (tax equivalent) (6)(7)	2.84		3.45		3.21
Allowance for loan losses to total loans at the end of period	1.48		1.33		1.45
Net loans charged off to average total loans	0.22		0.10		-0.20
Nonperforming loans to total loans at the end of period (8)	1.37		1.83		1.45
Nonperforming assets to total assets (9)	0.96		0.96		1.00
Allowance to nonperforming loans	1.08	x	0.72	x	1.00	x

	March 31,		December 31,
	2004	2003	2003
Balance Sheet Data:
Total assets	$2,255,153	$2,230,937	$2,264,149
Total earning assets	1,952,606	2,099,179	2,061,747
Average assets (quarter-to-date)	2,277,790	2,187,401	2,249,174
Average earning assets (quarter-to-date)	2,123,858	2,077,874	2,087,681
Total loans	1,075,530	1,136,389	1,081,296
Allowance for loan losses	15,879	15,063	15,714
Total deposits	1,573,920	1,537,047	1,586,411
Borrowings	514,911	509,700	512,160
Stockholders’ equity	143,043	154,961	143,081
Tangible stockholders’ equity (10)	138,683	150,277	138,721
Average equity (quarter-to-date)	144,232	146,488	141,340
Common Shares Outstanding	17,869	17,798	17,861
Average Shares Outstanding (quarter -to-date)	17,865	17,727	17,848

(1)	Other expenses less other income divided by average total assets.

(2)	Excludes net gains on securities transactions.

(3)	Other expense divided by the sum of net interest income (tax equivalent) plus other income.

(4)	Net income divided by quarter to date average assets.

(5)	Net income divided by quarter to date average equity.

(6)	Net interest income, on a tax equivalent basis, divided by quarter to date average interest earning assets.

(7)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

QTD	1Q04	1Q03	4Q03
Net interest income	$14,167	$16,966	$15,609
Tax equivalent adjustment to net interest income	905	973	1,154

Net interest income, tax equivalent basis	$15,072	$17,939	$16,763

(8)	Includes total nonaccrual and all other loans 90 days or more past due.

(9)	Includes total nonaccrual, all other loans 90 days or more past due, and other real estate owned.

(10)	Stockholders’ equity less goodwill. The following table reconciles reported stockholders’ equity to tangible stockholders’ equity for the periods presented:

	1Q04	1Q03	4Q03
Stockholders’ equity	$143,043	$154,961	$143,081
Goodwill	4,360	4,684	4,360

Tangible stockholders’ equity	$138,683	$150,277	$138,721